AMENDMENT TO

MERGER AGREEMENT

THIS AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made and entered into as of May 23, 2012 by and among NB Manufacturing, Inc., a Nevada corporation (the "Buyer"), NB Manufacturing Subsidiary, LLC, a Nevada limited liability company that is a wholly-owned Subsidiary of the Buyer (the "Transitory Subsidiary"), XHIBIT LLC, a Nevada limited liability company (the "Target"), and Derold L. Kelley, an officer and director of the Buyer (the "Buyer Officer"). The Buyer, the Transitory Subsidiary, the Target and the Buyer Officer are referred to collectively herein as the "Parties."

RECITALS

WHEREAS, the Parties have entered into that certain Merger Agreement dated as of April 12, 2012 (the “Original Agreement,” and together with this Amendment, the “Merger Agreement”);

WHEREAS, the Parties desire to amend the terms of the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the covenants set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

1.          Definitions. Capitalized terms not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Original Agreement.

2.          Date of Merger Agreement. Notwithstanding anything contained in the Original Agreement to the contrary, the date of the Merger Agreement shall be April 25, 2012, and the date set forth in the preamble of the Original Agreement is hereby amended and restated to be “April 25, 2012.”

3.          Directors and Officers. Section 2.4 of the Original Agreement is hereby amended and restated as follows:

(d)        All of the officers of the Target shall become officers of the Surviving Company at and as of the Effective Time (retaining their respective positions and terms of office and as determined by Target). At the Effective Time, all of the directors and officers of the Buyer shall resign and the sole directors of the Buyer following the Merger shall be Chris Richarde, and Michael J. Schifsky, and the officers of the Buyer shall be Chris Richarde, CEO, and Michael J. Schifsky, CFO. Any of the proposed directors and officers may be substituted with other individuals prior to the Effective Time with the approval of Target and Buyer, such approval not to be unreasonably withheld.

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4.              Capitalization; Subsidiaries. Section 3.2 of the Original Agreement is hereby amended and restated as follows:

3.2           Capitalization; Subsidiaries.

As of the date of this Agreement, the entire equity issued and outstanding of the Target consists of 21,905,011 Target Units, provided that such number shall increase to no more than 43,810,011 Target Units upon the closing of the acquisition of Social Bounce, LLC as required by Section 6.1(f) below. All of the issued and outstanding Target Units have been, or will be upon issuance, duly authorized and are validly issued, fully paid, and nonassessable, free and clear of all Encumbrances except those set forth in the Operating Agreement of Target. Other than as set forth in Schedule 3.2 which shall be updated through the date of the Closing for future issuance of Target Options, if any, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its equity (collectively, "Derivative Securities"). Other than as set forth in Schedule 3.2, there will be at the Closing no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. Schedule 3.2 contains a complete list of the holders of and the date of issuance of the Target Units and the Derivative Securities and the number of securities held by each. None of the Target Units or Derivative Securities was issued in violation of the Securities Act or any other Legal Requirement. Other than as set forth in Schedule 3.2, no registration rights have been given to any holder of Target Units or Derivative Securities. The Target has no Subsidiaries except as described on Schedule 3.2. Except as set forth on Schedule 3.2, the Target does not have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

5.          Certain Employees Not Subject to Intellectual Property Agreements. Section 3.18(f) of the Original Agreement is hereby amended and restated as follows:

(f)        Target has taken all reasonable efforts to maintain the confidentiality of and otherwise protect and enforce the Trade Secrets included in Target Intellectual Property. Except in the Ordinary Course of Business and only pursuant to a written non-disclosure agreement that adequately protects the proprietary interests of Target, no disclosure has been made by Target to a third party of any Trade Secrets included in Target Intellectual Property. Except for certain employees who are identified on Schedule 3.18(f), each employee, consultant and independent contractor of Target has entered into a written non-disclosure and assignment agreement with Target that assigns to Target all Intellectual Property developed or created by such employee, consultant or independent contractor and includes reasonable confidentiality restrictions with regards to the Trade Secrets of Target.

6.          Additional Director to be Added Post-Closing. The following is hereby added to the Original Agreement as Section 5.9:

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5.9.        Acquisition of Social Bounce, LLC by Merger. Further to the condition precedent set forth in Section 6.1(f) below and notwithstanding any general restriction or limitation contained elsewhere herein, Target shall be permitted to acquire Social Bounce, LLC pursuant to a merger prior to the Closing, provided that the consideration for such Merger shall not exceed the issuance of 21,905,000 additional Target Units.

7.           Registration of Shares. Section 7.5 of the Original Agreement is hereby amended and restated as follows:

7.5         Registration of Shares. Buyer will, within twelve (12) months after the Closing, have prepared and will use its best efforts to file with the SEC a registration statement and take all necessary and appropriate action thereafter to cause to be registered for resale under the Securities Act all restricted shares of Buyer, including those issued to the Target Securityholders as part of the Merger.

8.           Additional Director to be Added Post-Closing. The following is hereby added to the Original Agreement as Section 7.6:

7.6.        Addition of a Third Director. Chris Richarde and Michael J. Schifsky, or their respective substitutes as permitted by Section 2.4(f) above if any, shall appoint a third (3rd) director to the Board of Directors of Buyer prior to the first annual shareholder meeting of Buyer after the Effective Date.

9.            Reimbursement of Certain Taxes. The following is hereby added to the Original Agreement as Section 7.7:

7.7         Reimbursement of Certain Taxes. Any unfunded tax amounts incurred by any Target Member which arise as a result of the Closing of the Merger will be reimbursed by Buyer on or before December 31, 2012

10.         Conflicts; Reaffirmation; Waiver. In the event of any conflict or inconsistency between the provisions of the Original Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent expressly amended hereby, all terms and conditions of the Original Agreement shall remain in full force and effect. Each Party hereto hereby expressly ratifies and affirms all such terms and conditions as of the effective date hereof. Each Party hereby acknowledges and agrees that no events of default of any other Party have occurred, or exist as of the date first set forth above, under the Original Agreement.

11.         Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Arizona state or federal court. The Parties hereto hereby (a) submit to the exclusive jurisdiction of any Arizona state or federal court for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

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12.         Additional Acts and Assurances. Each Party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Amendment, including without limitation amending any the Original Agreement as may be necessary to reflect the revised provisions as set forth herein.

13.         Counsel. Each of the Parties warrant and confirm that Keller Rohrback, PLC has only represented Target in connection with this Agreement and the transactions referenced herein or contemplated hereby. Keller Rohrback has not represented any of the Buyer, Transitory Subsidiary, or the Buyer Officer. Buyer and Transitory Subsidiary were represented by Firetag, Stoss & Dowdell, P.C. The Parties stipulate and agree that, in entering into this Agreement, they have relied upon the advice and representation of counsel and other advisors selected by them or have waived the right to do so. Each of the Buyer, Transitory Subsidiary and the Buyer Officer particularly stipulate and agree that they and their counsel and advisors have not received and are not relying on any representations or warranty from any person or entity retained or employed by Target in connection with their entry into this Agreement.

[Signatures Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NB MANUFACTURING, INC.

By:	/s/ Derold L. Kelley
Derold L. Kelley, CEO

NB MANUFACTURING SUBSIDIARY, LLC

By:	/s/ Derold L. Kelley
Derold L. Kelley, Manager

XHIBIT LLC

By:	/s/ Chris Richarde
Chris Richarde, CEO of the Manager

BUYER OFFICER on his own behalf as an individual

By:	/s/ Derold L. Kelley
Derold L. Kelley

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